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                                                                    EXHIBIT 23.1



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANT


Wright Medical Group, Inc.
Arlington, Tennessee

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 26, 1999, relating to the consolidated financial statements of Wright Medical Technologies, Inc., which are contained in that Prospectus, and our report dated April 26, 1999, relating to the schedule for the year ended December 31, 1998, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the captions "Experts" and "Selected Financial Data" in the Prospectus.

/s/ BDO SEIDMAN, LLP
--------------------
BDO SEIDMAN, LLP
Memphis, Tennessee

February 13, 2002